Exhibit 10.66

ANIP ACQUISITION COMPANY
TRANSACTION BONUS AGREEMENT

THIS TRANSACTION BONUS AGREEMENT (“Agreement”) is entered into this 22nd day of September, 2012 (the “Effective Date”), by and between ANIP Acquisition Company (the “Company”) and Charlotte Arnold (the “Executive”).

WHEREAS, the Executive currently is employed by the Company as Vice President and Chief Financial Officer of the Company;

WHEREAS, the Company desires to motivate and reward Executive by providing him/her with the opportunity to earn a bonus upon the consummation of a Transaction;

WHEREAS, the Company and Executive desire by this writing to set forth the continuing rights and responsibilities of the Company and the Executive in regard to a Transaction; and

WHEREAS, this Agreement is one of a limited number of similar agreements entered into by and between the Company and individual members of its management team (collectively, the “Bonus Agreements”).

NOW THEREFORE, each Party, intending to be legally bound, does hereby agree as follows:

1.                                      DEFINITIONS:

The following definitions shall be applicable throughout the Agreement.  The singular shall include the plural, and the plural shall include the singular.

“Bankruptcy Event” means (a) the Company voluntarily ceases to conduct its business in the ordinary course; (b) commences any Insolvency Proceeding with respect to itself; (c) takes any action to effectuate or authorize any of the foregoing; (d) any involuntary Insolvency Proceeding is commenced or filed against Company and any such proceeding or petition shall not be dismissed within sixty (60) days after commencement; (e) Company admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (f) Company acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar person for itself or a substantial portion of its assets or business.

“Change of Control” means (a) any merger involving the Company where the holders of a majority of the issued and outstanding equity of the surviving entity are Third Parties; (b) the sale or transfer of a majority of the Company’s equity interests to one or more Third Parties; (c) the sale or transfer of all or substantially all of the Company’s assets to a Third Party; (d) completion of an initial public offering of the Company’s stock, or (e) the Company becoming a publicly traded company through any other transaction, in each case with the result that Net Proceeds are available for distribution to the Company’s shareholders.

“Closing Date” means the closing date of the Transaction resulting in a Change of Control, as set forth in the Definitive Agreement.

“Closing Date Bonus” shall mean the amount payable under Section 3(a) based upon Net Proceeds calculated as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contingency Bonus” shall mean (a) the amount payable under Section 3(a) based upon the Contingency Proceeds less (b) the Closing Date Bonus previously paid.

“Contingency Proceeds” means the Net Proceeds of a Transaction calculated on the twenty four (24) month anniversary of the Closing Date and including any amounts paid upon satisfaction of a contingency, such as working capital adjustments, escrows, reserves, earn-out payments and other similar contingency payments.

“Definitive Agreement” means a definitive agreement to effect a Change of Control.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Net Proceeds” means, as of any date of determination thereof, either (a) in a Transaction structured as a sale of stock, merger or other reorganization, the actual cash proceeds from a Transaction previously distributed or then available for distribution to the stockholders of the Company, together with all other proceeds from the Transaction, valued in good faith by the Company, or (b) in a Transaction structured as a sale of assets, the actual cash proceeds from a Transaction together with all other proceeds from the Transaction, valued in good faith by the Company that would be distributable (including amounts previously distributed in connection with the Transaction) to the stockholders of the Company if the Company were to be liquidated, as determined in good faith by the Company, after repayment of all debt, other than debts owed to stockholders of the Company, and other liabilities of the Company. Net Proceeds will be calculated without taking into account any payments to be made (including payments previously made) under the Bonus Agreements.

“Third Party” means one or more entities or individuals that were not shareholders of the Company, or did not hold a direct or indirect ownership interest in the Company, as applicable, prior to a Change of Control.

“Transaction” means a transaction as the result of which the Company experiences a Change of Control.

“Transaction Bonus” means the aggregate of the Closing Date Bonus and the Contingency Bonus, if any.

2.                                      FORFEITURE OF STOCK OPTIONS

By his signature below, and in exchange for the benefits of this Agreement, Executive agrees to and does hereby forfeit any stock option or other equity right granted to him by the Company prior to the Effective Date, including, without limitation that stock option and transaction bonus described in sections 4 and 5 in the Executive’s Employment Offer dated May 6, 2009.

3.                                      TRANSACTION BONUS PAYMENT AMOUNT

(a)                                 The aggregate Transaction Bonus payable to the Executive pursuant to this Agreement shall be determined as follows, based on the Net Proceeds (or Contingency Proceeds, if applicable) available for distribution:

	Net Proceeds (or Contingency Proceeds as applicable)	Transaction Bonus Payment

	$0 - $6,500,000	$0

Tier I	$6,500,000 - $16,499,999	1.500% of amounts over $6,500,000 to $16,499,999*

Tier II	$16,499,999 - $26,499,999	$150,000 plus 2.478% of amounts over $16,499,999 to $26,499,999*

Tier III	$26,499,999 or greater	$397,800 plus 2.478% of amounts over $26,500,000*

In the event that, after December 31, 2011, the Company either (i) raises additional capital, or (ii) issues any securities, and in either case such activity is not related to a Transaction resulting in a Change of Control, then all amounts indicated by an asterisk above will be increased either by the amount of capital received by the Company or the value of the securities issued, as applicable.  In the case of the issuance of any securities, the cash value of the securities shall be determined by Company in good faith.

(b)                                 In the event that Net Proceeds include:

(i)                                     Non-marketable or unregistered securities: the Company shall distribute, in payment of the Transaction Bonus, securities and cash in the same proportion in which they comprise the Net Proceeds. Notwithstanding the foregoing, the Company (A) shall in all events include as part of the Transaction Bonus cash in an amount equal to at least 35% of the fair market value of any non-marketable or unregistered securities included in the Transaction Bonus (determined by the Company in good faith), to permit Executive to satisfy any income tax obligations he/she may have as a result of the payment of that portion of the Transaction Bonus in non-marketable or unregistered securities and (B) may elect, in its sole discretion, to instead include in the Transaction Bonus an amount of cash equal to the fair market value of all or a portion of any such non-marketable or unregistered securities, as determined by the Company in good faith, as would otherwise have been a part of the Transaction Bonus, in accordance with applicable IRS standards, if any;

(ii)                                  Registered securities: the Company shall distribute, in payment of the Transaction Bonus, securities and cash in the same proportion in which they comprise the Net Proceeds. Notwithstanding the foregoing, the Company may elect, in its sole discretion, to instead include in the Transaction Bonus an amount of cash equal to the fair market value of all or a portion of any such registered securities, as determined by the Company in good faith, as would otherwise have been a part of the Transaction Bonus, in accordance with applicable IRS standards, if any.

4.                                      DATE OF PAYMENT

The Company will pay Executive’s Transaction Bonus in two parts, as follows: (a) 100% of the Closing Date Bonus shall be paid within five (5) days following the Closing Date, but in no event later than the date of the initial distribution of Net Proceeds to the shareholders of the Company and (b) 100% of the Contingency Bonus, if any, shall be paid within five (5) days following the twenty four (24) month anniversary of the Closing Date.  Payment of Transaction Bonus amounts by Company or its successor shall satisfy the requirements of this Section 4.

5.                                      CONDITIONS FOR PAYMENT

(a)                                 Except as specifically provided herein, Executive must remain continuously employed by the Company through the Closing Date to be entitled to the Transaction Bonus.  Executive’s right to payment will vest on the Closing Date.

Notwithstanding the foregoing, however, Executive (or his estate) will be entitled to payment of the Transaction Bonus under the following circumstances:

(i)                                     Executive is discharged involuntarily, without Cause, or resigns from employment for Good Reason, within 180 days prior to the Closing Date; and

(ii)                                  Executive dies or terminates employment due to disability entitling him to payment of disability benefits under a disability insurance program of the Company or under the federal Social Security Act, in either case within 180 days prior to the Closing Date.

For purposes hereof,

“Cause” means

•                  Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

•                  Executive’s continued, material breach of the Company’s (or its successor’s) written policies or rules after receiving written notification of such failure and a reasonable opportunity to correct such failure;

•                  Executive’s conviction, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

•                  Executive’s gross negligence or willful misconduct in regard to his/her job duties; or

•                  Executive’s continued failure to perform reasonably assigned duties after receiving written notification of such failure.

“Good Reason” means

•                  A change in Executive’s position with the Company (or its successor) that materially reduces his/her authority, duties, or responsibilities;

•                  A reduction in Executive’s base salary; or

•                  Relocation of the Executive’s principal place of employment by more than thirty (30) miles.

In each case, provided that the change, reduction, diminution, or relocation was effected without the Executive’s written consent, it being understood and agreed that such consent shall be deemed granted in the event Executive does not terminate his/her employment within sixty (60) days following the occurring of the event otherwise constituting “Good Reason” and the Executive provides the Company with written notice of any event or circumstances that he believes constitutes “Good Reason” within thirty (30) days after the occurrence of such event or circumstance and the Company fails to cure such event or circumstance within thirty (30) days after it receives such written notice.

6.                                      PARACHUTE PAYMENTS

Anything in this Agreement to the contrary notwithstanding, if any payment or benefit the Executive receives or is entitled to receive from the Company (a “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Transaction Bonus shall be reduced, to the extent necessary so that no portion of the Transaction Bonus is subject to the Excise Tax but only if (i) the net amount of such Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Payments) is greater than or equal to (ii) the net amount of such Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Payments).  The determination as to whether and to what extent Payments are required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense by the Company’s independent accountants.

7.                                      TERMINATION

This Agreement and the right to receive a Transaction Bonus shall automatically terminate and be voided upon the earliest of (a) Executive’s separation from service of the Company for any reason other than as specifically permitted under Section 5 above, (b) the completion of all payments under the terms of the Agreement; and (c) the occurrence of a Bankruptcy Event.

8.                                      GENERAL

(a)                                 CONTINUED EMPLOYMENT. Executive agrees, if requested by the Company and any successor, to remain employed by the Company or its successor for up to six (6) months following the Closing Date, provided that such employment shall be on substantially the same terms as prior to the Closing Date, including, without limitation, the right to receive severance.

(b)                                 TAX WITHHOLDING. The Company shall have the right to deduct from each Transaction Bonus payment any federal, state or local income and/or payroll taxes required by law to be withheld with respect to such payments.

(c)                                  SECTION 409A. This Agreement and each Transaction Bonus payment payable hereunder are intended to be exempt from or comply with the requirements of Section 409A of the Code, and the Agreement shall be construed accordingly. Without limiting the generality of the foregoing, “termination of employment” and words to similar effect shall mean “separation from service” as defined in Treasury Regulation Section 1.409-1(h). The Closing Date Bonus and the Contingency Bonus payment made pursuant to this Agreement shall each constitute a separate payment for purposes of Section 409A of the Code. The Company shall have no liability to the Executive because of any additional tax imposed on the Executive due to the failure of this written Agreement to be exempt from or compliant with Section 409A of the Code. However, the Company agrees to indemnify Executive for any tax liabilities, together with other out of pocket costs, including, but not limited to Executive’s reasonable attorney’s fees, resulting from a breach of this Agreement by the Company which results in an operational violation of Section 409A of the Code.

(d)                                 EMPLOYMENT RIGHTS. Nothing in this Agreement shall confer on Executive the right to continued employment with the Company or a continued executive office, as applicable. This Agreement does not change, limit or affect in any way the right of the Company to reassign, demote or to terminate Executive’s employment.

(e)                                  UNSECURED OBLIGATION.  If earned, the Transaction Bonus represents an unfunded and unsecured obligation of the Company and Executive shall have no rights other than those set forth in this Agreement.

(f)                                   NONTRANSFERABILITY. Executive’s rights and interests under this Agreement, including any amounts payable hereunder, may not be assigned, pledged, or transferred, except in accordance with the laws of descent and distribution.

(g)                                  BINDING UPON SUCCESSORS.  The terms of the Agreement shall be binding upon the successors of Company.

(h)                                 TITLES AND HEADINGS. The titles and headings of this Agreement are for convenience of reference only, and in the event of any conflict, the text of the Agreement, rather than such titles or headings, shall control.

9.                                      CHOICE OF LAW; LEGAL FEES

(a)                                 The validity, construction, and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws thereof).

(b)                                 In the event of a dispute arising from or relating to this Agreement, the prevailing Party shall be entitled to payment by the other Party of his/her/its reasonable attorneys’ fees and costs

10.                               ENTIRE AGREEMENT; AMENDMENT

This Agreement constitutes the complete and entire agreement of Company and Executive with respect to the subject matter hereof. Any other promises, inducements, representations, warranties, or agreements with respect to the subject matter hereof have been superseded hereby and are not intended to survive this Agreement.  No amendment or modification of this Agreement may be made on or after the Closing Date and no amendment shall be effective unless set forth in writing and signed by both the Company and Executive, provided, however, that a proposed amendment may be effected without the written consent of Executive if (a) it is consented to by the holder(s) of a majority in interest of the value of the Transaction Bonuses payable under the Bonus Agreements and (b) such amendment affects all parties to the Bonus Agreements in substantially the same manner.

11.                               BIOSANTE PHARMACEUTICALS, INC.

Notwithstanding anything to the contrary set forth herein, the Company and Executive acknowledge and agree that the merger of the Company into BioSante Pharmaceuticals, Inc. (“BioSante”) contemplated by that certain Letter of Intent (the “LOI”) between the Company and BioSante, dated September 14, 2012 (the “BioSante Transaction”), is a Change of Control pursuant to the terms of this Agreement and, provided that (1) the conditions to payment under Section 5 have been satisfied and (2) Executive purchases Series D Shares as provided below, the BioSante Transaction will entitle Executive to payment of his or her Closing Date Bonus in cash. For purposes hereof, Net Proceeds of the BioSante Transaction will be calculated as the product of (a) the average closing sale price of the Common Stock of BioSante for the five (5) trading days prior to the announcement of a signed merger agreement with the Company and (b) the aggregate number of shares of BioSante’s common stock to be issued to the Company’s stockholders in the BioSante Transaction. Executive’s Closing Date Bonus will be calculated based on Net Proceeds as so defined. However, immediately upon receipt of his or her Closing Date Bonus, Executive shall use such cash to purchase, and the Company will sell to the Executive, on the Business Day immediately preceding the Closing Date of the BioSante Transaction, a number of newly issued shares of the Company’s Series D Convertible Preferred Stock (the “Series D Shares”) so that as of the effective time of the BioSante Transaction the Executive will own the Executive’s Percentage of the issued and outstanding Series D Shares, calculated after giving effect to such sale of Series D Shares to

Executive and to the concurrent sale of Series D Shares being made pursuant to Section 11 of the other Bonus Agreements.

As used herein, the term “Executive’s Percentage” means the product of (x) 100% and (y)  the quotient obtained by dividing the amount of the Executive’s Closing Date Bonus by the Net Proceeds amount as determined above.

Upon issuance of the Series D Shares to Executive and consummation of the BioSante Transaction, this Agreement will terminate pursuant to Section 7(c) above. It is understood and agreed that this Section 11 will be of no further force or effect in the event of a termination of the LOI or Merger Agreement in accordance with their terms.

[signatures continued on following page]

IN WITNESS WHEREOF, the Company and the Executive have executed this Transaction Bonus Agreement as of the Effective Date.

EXECUTIVE:

Charlotte Arnold
Charlotte Arnold

THE COMPANY:

ANIP ACQUISITION COMPANY

By:	/s/ Arthur S. Przybyl
Name: Arthur S. Przybyl
Title: Pres & CEO